Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-93668 and 333-91556 and 333-125995) pertaining to the 1993 Directors’ Stock Option Plan of Incyte Corporation, (Form S-8 Nos. 333-47178, 333-63069, 333-67598, 333-83291 and 333-91542) pertaining to the 1991 Stock Plan of Incyte Corporation, (Form S-8 No. 333-108013) pertaining to the 1997 Employee Stock Purchase Plan of Incyte Corporation, (Form S-8 No. 333-54496) pertaining to Options Assumed by Incyte Corporation Originally Granted Under The Proteome, Inc. 1998 Employee, Director, and Consultant Stock Option Plan, (Form S-3 No. 333-114863) pertaining to the 3 ½% Convertible Subordinated Notes Due 2011 and Shares of Common Stock Issuable Upon Conversion of the Notes, and (Form S-3 No. 333-119603) pertaining to the registration of Common Stock, as applicable, of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Incyte Corporation, Incyte Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Incyte Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
Philadelphia, PA
March 2, 2006